SUB-ITEM 77Q1(a)

                                AMENDMENT NO. 2
                                       TO
            AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                       OF
                       AIM SELECT REAL ESTATE INCOME FUND


         This Amendment No. 2 to the Amended and Restated Agreement and Declaration of Trust of AIM Select Real Estate Income Fund (this "Amendment") amends, effective as of February 19, 2004, the Amended and Restated Agreement and Declaration of Trust of AIM Select Real Estate Income Fund (the "Trust") dated as of May 15, 2002, as amended (the "Agreement").

         Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. The first sentence of Article III, Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than sixteen (16)."

         2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

         3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of February 19, 2004.



                                          By:      /s/ Robert H. Graham
                                                   --------------------------
                                                   Name:  Robert H. Graham
                                                   Title: President